Exhibit 10.262

LIMITED LIABILITY COMPANY AGREEMENT

OF

BR CARROLL DFW PORTFOLIO JV, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF OCTOBER 29, 2015

LIMITED LIABILITY COMPANY AGREEMENT

OF

BR CARROLL DFW PORTFOLIO JV, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of BR CARROLL DFW PORTFOLIO JV, LLC (“JV” or “Company”) is made and entered into and is effective as of October 29, 2015, by and between BR DFW Portfolio JV Member, LLC, a Delaware limited liability company (“Bluerock”) and Carroll Co-Invest III DFW Portfolio, LLC, a Georgia limited liability company (“Carroll”) (this “Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement.

Effective as of October 29, 2015, the Members, by execution of this Agreement, hereby form the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as amended from time to time (the “Act”), and this Agreement; and the Members hereby agree as follows:

Section 1.            Definitions. As used in this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account with any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advisor” shall mean any accountant, attorney or other advisor retained by a Member.

“Affiliate” shall mean with respect to any Person (i) more than ten percent (10%) of the issued and outstanding stock of which, or more than ten percent (10%) of the ownership interests of which, is owned, directly or indirectly, by a Person, including a Member, (ii) that now or hereafter owns, directly or indirectly, more than a ten percent (10%) ownership interest in a Person, including the Company or in any Member, (iii) any agent, trustee, officer, director, employee, partner, member, manager or shareholder or member of the family of such Person (or any member of the family of any such agent, trustee, officer, director, employee, partner, member, manager or shareholder) or (iv) any corporation, partnership, limited liability company, trust or other entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “family” shall be deemed to include spouses, children, parents, brothers and sisters, and the spouse, children, parents, brothers and sisters of such spouse’s children, parents, brothers and sisters.

“Agreed Upon Value” shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

“Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

“Annual Business Plan” shall mean, with respect to each Property, the business plan for a Fiscal Year of the Company prepared by Property Manager and approved by the Members as further described in Section 9.3 (sometimes collectively referred to herein as the “Annual Business Plans”).

“Applicable Adjustment Percentage” shall have the meaning set forth in Section 5.2(b)(3).

“Backstop Agreement(s)” shall mean those certain agreements providing for the allocation of liability and contribution for losses arising from any “bad boy” guaranties constituting part of the Loan Documents.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

“Bankruptcy/Dissolution Event” shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors generally, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (ix) an inability to meet its financial obligations as they accrue, or (x) a dissolution or liquidation.

“Beneficial Owner” shall have the meaning provided in Section 5.7.

“Bluerock” shall have the meaning provided in the first paragraph of this Agreement.

“Bluerock Transferee” shall have the meaning set forth in Section 12.2(b)(2).

“BR REIT” shall mean Bluerock Residential Growth REIT, Inc., a Maryland corporation.

“BR Growth” shall mean Bluerock Growth Fund, LLC, a Delaware limited liability company.

“BR Growth II” shall mean Bluerock Growth Fund II, LLC, a Delaware limited liability company.

“BR SOIF II” shall mean Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company.

“BR SOIF III” shall mean Bluerock Special Opportunity + Income Fund III, LLC, a Delaware limited liability company.

“Capital Account” shall have the meaning provided in Section 5.6.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of (i) cash, and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company net of any liability secured by such property that the Company assumes or takes subject to.

“Carroll” shall have the meaning provided in the first paragraph of this Agreement.

“Carroll Parent” shall mean MPC Partnership Holdings LLC, a Georgia limited liability company.

“Carroll Change Event” shall mean (i) gross negligence, willful misconduct, fraud or bad faith by Carroll or any of its Affiliates in connection with or relating to the Company or the Property or any portion thereof; (ii) a Bankruptcy/Dissolution Event shall have occurred with respect to Carroll or Property Manager; or (iii) failure to satisfy the Carroll Ownership/Control Requirement.

“Carroll Ownership/Control Requirement” as of any particular date means that each of the following conditions is satisfied: (i) at least one of the Key Individuals is not then dead, insane as determined by a qualified physician, incapacitated as determined by a qualified physician, or the subject of a Bankruptcy/Dissolution Event; and (ii) at least one of the Key Individuals is actively involved in the operation and management of (a) Carroll or Carroll Parent and (b) CMG.

“Carroll Transferee” shall have the meaning set forth in Section 12.2(b)(1).

“Cash Flow” shall mean, for any period for which Cash Flow is being calculated, gross cash receipts of the Company (but excluding Capital Contributions), less the following payments and expenditures: (i) all payments of operating expenses of the Company (or the Subsidiary owning the Property), (ii) all payments of principal of, interest on and any other amounts due with respect to indebtedness, leases or other commitments or obligations of the Company (or the Subsidiary owning the Property) (including on loans by Members to the Company), (iii) all sums expended by the Company (or any Subsidiary owning the Property) for capital expenditures, (iv) all prepaid expenses of the Company (or any Subsidiary owning the Property), and (v) all sums expended by the Company (or any Subsidiary owning the Property) which are otherwise capitalized.

“Cause” shall mean gross negligence, willful misconduct, fraud, bad faith or a Bankruptcy/Dissolution Event, or a termination of the Management Agreement by or at the behest of a third-party lender under an applicable Collateral Agreement.

“Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

“CMG” shall mean Carroll Management Group, LLC, a Georgia limited liability company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Collateral Agreement” shall mean any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same (including, without limitation, the Management Agreement and the Cost Sharing Agreement).

“Company” shall mean BR Carroll DFW Portfolio JV, LLC, a Delaware limited liability company organized under the Act.

“Company Minimum Gain” shall have the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” shall have the meaning provided in Section 10.01.

“Controllable Expenses” shall mean all expenses, other than Uncontrollable Expenses, incurred by the Company or any Subsidiary of the Company with respect to the Property.

“Cost Sharing Agreement” shall mean each Agreement Regarding Purchase and Sale Contract & Acquisition Loan Fees and Deposits, dated August 10, 2015 by and between Bluerock Real Estate, LLC and Carroll Acquisitions, LLC with respect to each Property (sometimes collectively referred to herein as the “Cost Sharing Agreements”).

“Default Amount” shall have the meaning provided in Section 5.2(b).

“Default Loan” shall have the meaning provided in Section 5.2(b)(1).

“Default Loan Rate” shall have the meaning provided in Section 5.2(b)(1).

“Defaulting Member” shall have the meaning provided in Section 5.2(b).

“Delaware UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware from time to time.

“Dissolution Event” shall have the meaning provided in Section 13.2.

“Distributable Funds” with respect to any month or other period, as applicable, shall mean an amount equal to the Cash Flow of the Company for such month or other period, as applicable, as reduced by reserves for anticipated capital expenditures, future working capital needs and operating expenses, contingent obligations and other purposes of the Company or any Subsidiary, the amounts of which shall be reasonably determined from time to time by the Management Committee.

“Distributions” shall mean the distributions payable (or deemed payable) to a Member (including, without limitation, its allocable portion of Distributable Funds).

“Emergency Expenditure” shall have the meaning provided in the Management Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Fiscal Year” shall mean each calendar year ending December 31.

“Flow Through Entity” shall have the meaning provided in Section 5.7.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Keller Crossing Property” shall have the meaning provided in Section 3.

“Imputed Closing Costs” means an amount (not to exceed one and one quarter percent (1.25%) of the purchase price) that would normally be incurred by the Company or a Subsidiary if the Property were sold for an amount specified in Section 15.1 or Section 15.2 (as applicable), for title insurance premiums, survey costs, brokerage commissions, legal fees, and other commercially reasonable closing costs.

“Income” shall mean the gross income of the Company for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company’s assets.

“Indemnified Party” shall have the meaning provided in Section 14.4(a).

“Indemnifying Party” shall have the meaning provided in Section 14.4(a).

“Inducement Agreements” shall have the meaning provided in Section 14.4(a).

“Initial Business Plan” shall have the meaning provided in Section 9.3(a).

“Initiating Member” shall have the meaning provided in Section 15.2(a).

“Interest” of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

“Internal Rate of Return” and “IRR” shall mean, as of any date, the internal rate of return on the Total Investment of a Member to such date, calculated to be that discount rate (expressed on a percent per annum basis) which, when divided by twelve (12), compounded annually and applied to such Total Investment and the corresponding Distributions with respect thereto, causes the net present value, as of such date, of such Distributions and Total Investment to equal zero (calculated with the “XIRR” function in Microsoft Excel and using the latest version of Microsoft Excel available as of the date hereof). For this purpose, Capital Contributions and Distributions shall be assumed to have occurred as of the end of the month in which such Capital Contribution or Distribution takes place. For purposes of determining the Internal Rates of Return hereunder, calculations shall be denominated and calculated in US Dollars.

“Key Individual” shall mean each of Patrick Carroll and Joshua Champion.

“Loan” shall mean, with respect to the Phillips Creek Ranch Property, that certain acquisition loan in the initial principal amount of Thirty Eight Million Six Hundred Eighty Four Thousand and 00/100 Dollars ($38,684,000.00) originally made by CBRE Capital Markets, Inc. for and on behalf of Freddie Mac, as the assignee thereof (“CBRE”), which is secured by the Phillips Creek Ranch Property, and with respect to the Keller Crossing Property, that certain acquisition loan in the initial principal amount of Twenty Eight Million Eight Hundred Eighty Thousand and 00/100 Dollars ($28,880,000.00) originally made by The Northwestern Mutual Life Insurance Company (“NWM”), which is secured by the Keller Crossing Property (sometimes collectively referred to herein as the “Loans”).

“Loss” shall mean the aggregate of losses, deductions and expenses of the Company for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company’s assets.

“Major Decision” means any decision for the Company to take, or refrain from taking, any action or incurring any obligation with respect to the following matters (or the effectuation of any such action or obligation):

(i)            any merger, conversion or consolidation involving the Company or any Subsidiary or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets or all of the Interests of the Members in the Company, in one or a series of related transactions;

(ii)         except as expressly provided in Section 12 with respect to Transfers by Bluerock or a Bluerock Transferee to a Bluerock Transferee and with respect to Transfers by Carroll as permitted thereunder, the admission or removal of any Member or the Company’s issuance to any third party of any equity interest in the Company (including interests convertible into, or exchangeable for, equity interests in the Company);

(iii)        except upon the occurrence of any Dissolution Event, any liquidation, dissolution or termination of the Company or any Subsidiary;

(iv)        giving, granting or undertaking any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets;

(v)         selling, conveying or effecting any other direct or indirect transfer of the Property, any Subsidiary or other material asset of the Company or any portion thereof or the entering into of any agreement, commitment or assumption with respect to any of the foregoing;

(vi)        acquiring, directly or through any Subsidiaries, by purchase, ground lease or otherwise, any real property or other material asset or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable);

(vii)       taking any action by the Company or any Subsidiary that is reasonably likely to result in any Member or any of its Affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Company, the Subsidiaries or any of their assets which provide for recourse as a result of willful misconduct, fraud or gross negligence or failure to comply with the covenants or any other provisions of such “bad boy” guaranties;

(viii)      institute or settle any Company or Subsidiary legal claims in excess of $50,000;

(ix)         employ, enter into any contract with (or materially modify any contract with), or otherwise compensate, directly or indirectly, the Manager or any Affiliate of the Manager;

(x)            amend, modify, recast, refinance or replace any financing to which the Company or a Subsidiary is a party or which encumbers the Property or any portion thereof;

(xi)          incur on behalf of the Company or a Subsidiary during any year any capital expenditures in excess of $50,000 in the aggregate unless pursuant to an Annual Business Plan approved by the Members;

(xii)        make any loan to any Member, except as expressly provided for in this Agreement;

(xiii)       cause or permit the Company or a Subsidiary to file for or fail to contest a bankruptcy proceeding, or seek or permit a receivership or make an assignment for the benefit of its creditors;

(xiv)      terminate either Management Agreement or issue a notice of default pursuant to either Management Agreement; provided, however, that (A) any such termination shall be subject to the terms of the applicable Management Agreement and (B) in the event of a default by CMG under the applicable Management Agreement, which default is not cured in any available cure period, only Bluerock shall be authorized to take any action with respect to any remedies on behalf of the Company or any Subsidiary, including the right to terminate the applicable Management Agreement, and to solicit bids for, and enter into any replacement Management Agreement with, any replacement manager thereunder;

(xv)       cause or permit any of the organizational documents, including this Agreement, of the Company or of any Subsidiary of the Company to be amended in any manner, other than any amendment (A) required (1) by a lender to the Company or any Subsidiary of the Company or (2) in order for a REIT Member to qualify as a “real estate investment trust” under the Code, in each case, to the extent such amendment referenced in clauses (1) and (2) of this subparagraph does not result in the dilution of any Member, does not adversely affect any Member’s right to Distributions pursuant to Section 6 and does not otherwise have a materially adverse effect on the rights of any Member, or (B) that is solely ministerial in nature to reflect or implement this Agreement under its express terms (such as, for example, to periodically update the Members’ respective Capital Contribution amounts, Percentage Interests or Management Committee representatives on Exhibit A); or

(xvi)      make distributions to the Members, except in accordance with Section 6 hereof.

“Management Agreement” shall mean, each property management agreement to be entered into between the Company (or any Subsidiary of the Company), as owner, and Property Manager, as manager, pursuant to which Property Manager will provide certain management services for each Property, to be in the form or forms attached hereto as Exhibit C (sometimes collectively referred to herein as the “Management Agreements”).

“Management Committee” shall have the meaning provided in Section 9.2(a).

“Manager” shall have the meaning provided in Section 9.1(a).

“Material Deviation” shall have the meaning provided in Section 9.3(f).

“Member” and “Members” shall mean Bluerock, Carroll and any other Person admitted to the Company pursuant to this Agreement. For purposes of the Act, the Members shall constitute a single class or group of members.

“Member in Question” shall have the meaning provided in Section 16.12.

“Member Minimum Gain” shall mean an amount, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Member Nonrecourse Debt” shall have the meaning given the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the meaning given the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

“Net Income” shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

“Net Loss” shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

“New York UCC” shall have the meaning set forth in Section 16.17.

“Non-Initiating Member” shall have the meaning provided in Section 15.2(a).

“Nonrecourse Deduction” shall have the meaning given such term in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” shall have the meaning given such term in Regulations Section 1.704-2(b)(3).

“Offer” shall have the meaning provided in Section 15.2(a).

“Offeror” shall have the meaning provided in Section 15.1(b).

“Offeree” shall have the meaning provided in Section 15.1(b).

“Owner” shall mean, individually or collectively, as context may require, BR Carroll Phillips Creek Ranch, LLC, with respect to the Phillips Creek Ranch Property, and BR Carroll Keller Crossing, LLC with respect to the Keller Crossing Property.

“Ownership Entity” shall have the meaning provided in Section 15.2(a).

“Percentage Interest” shall have the meaning provided in Section 5.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Phillips Creek Ranch Property” shall have the meaning provided in Section 3.

“Preferred Return” shall mean, with regard to any and all Capital Contributions made by a Member the greater of (a) an Internal Rate of Return equal to ten percent (10%) or (b) a return on such capital contributions equal to a 1.3 multiple thereof. The Preferred Return shall be calculated from the date that any such Capital Contributions are made including, in the case of any amounts funded pursuant to the Cost Sharing Agreement, the date such amounts are actually funded under the Cost Sharing Agreement.

“Property” shall have the meaning provided in Section 3.

“Property Management Fee” shall have the meaning provided in Section 9.7.

“Property Manager” shall mean CMG so long as the initial Management Agreement is in full force and effect with respect to either Property, and, thereafter, the entity performing similar services for the Company (or any Subsidiary that owns the Property) with respect to the applicable Property.

“Property Manager Reports” shall have the meaning set forth in Section 8.2(c).

“Protective Capital Call” shall mean a Capital Call necessary or advisable to (a) protect the Company’s (or any Subsidiary’s) interest in the Property (e.g., payment of taxes, repair of the Property following uninsured damage thereto, payment of insurance premiums, etc.); (b) to prevent a default with respect to any financing obtained by the Company or any Subsidiary (e.g., payment of debt service following an operating shortfall, reserves required by the lender, a reduction in principal required by the lender to meet loan to value requirements); or (c) funds required to refinance the Property when the current financing has matured or will mature in the near future (e.g., commitment fees, loan application fees, equity infusions to meet market loan to value requirements, etc.).

“Purchase Agreement” shall mean, with respect to the Phillips Creek Ranch Property, that certain Purchase and Sale Contract for Villas Phillips Creek Partners, LLC, a Georgia limited liability company, dated July 10, 2015, and with respect to the Keller Crossing Property, that certain Purchase and Sale Contract for FW Tarrant Partners, LLC, a Georgia limited liability company, dated July 10, 2015, by and among Carroll Acquisitions, LLC (“Carroll Acquisitions”), and the seller parties named therein, pursuant to which Carroll Acquisitions has contracted to acquire 100% of the membership interests in each of the entities which own the Property (sometimes collectively referred to herein as the “Purchase Agreements”).

“Pursuer” shall have the meaning provided in Section 10.3.

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Reimbursable Expenses” shall have the meaning provided in the Management Agreement.

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

“Representatives” shall have the meaning provided in Section 9.2(a).

“Response Period” shall have the meaning provided in Section 15.2(b).

“Sale Notice” shall have the meaning provided in Section 15.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall mean, with respect to each Purchase Agreement, the named group of Sellers attached as Exhibit A thereto.

“SOIFs” shall mean, collectively, BR SOIF II and BR SOIF III.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the capital stock or other equity securities is owned by such Person.

“Tax Matters Member” shall have the meaning provided in Section 8.3.

“Total Investment” shall mean the sum of the aggregate Capital Contributions made by a Member.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Uncontrollable Expenses” shall mean the following expenses with respect to the Company, Subsidiary or Property: taxes and insurance; licenses; utilities; unanticipated material repairs that are essential to preserve or protect the Property; debt service; and costs due to a change in law.

“Valuation Amount” shall have the meaning provided in Section 15.1(b).

Section 2.            Organization of the Company.

2.1             Name. The name of the Company shall be “BR Carroll DFW Portfolio JV, LLC”. The business and affairs of the Company shall be conducted under such name or such other name as the Members deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2             Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name and address of the registered agent for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Management Committee may at any time on five (5) days prior notice to all Members change the location of the Company’s registered office or change the registered agent.

2.3             Principal Office. The principal address of the Company shall be c/o Bluerock Real Estate, L.L.C., 712 Fifth Avenue, 9th Floor, New York, New York 10019 and the principal office of Property Manager shall be c/o Carroll Organization, LLC, 3340 Peachtree Road, Suite 1620, Atlanta, Georgia 30326, or, in each case, at such other place or places as may be determined by the Management Committee from time to time.

2.4             Filings. On or before execution of this Agreement, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and the Members hereby ratify such filing. The Manager shall use its best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.5             Term. The Company shall continue in existence from the date hereof until December 31, 2065, unless extended by the Members, or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6             Expenses of the Company. Other than the reimbursement of costs and expenses as provided herein and the fees described in Section 9.7, no fees, costs or expenses shall be payable by the Company to any Member (or its Affiliates).

Section 3.            Purpose.

The purpose of the Company, subject in each case to the terms hereof, shall be to engage, directly or through a Subsidiary, in the business of acquiring, owning, operating, developing, renovating, repositioning, managing, leasing, selling, financing and refinancing the real estate and any real estate related investments (or portions thereof) consisting of (a) an approximately 352 unit multi-family complex located at 5050 FM 423, Frisco, Texas 75034, and to be hereafter commonly known as the “Sorrel Phillips Creek Ranch Apartments” (the “Phillips Creek Ranch Property”), and (b) an approximately 322 unit multi-family complex located at 5301 North Tarrant Parkway, Fort Worth, Texas 76244, and to be hereafter commonly known as the “The Sovereign Apartments” (the Keller Crossing Property”), each of which will be owned by the Company or a Subsidiary of the Company (any property acquired as aforesaid shall hereinafter be referred to collectively as the “Property” and individually, as context may require, as a “Property”), and all other activities reasonably necessary to carry out such purpose.

Section 4.            Conditions.

4.1             Bluerock Conditions. The obligation of Bluerock to consummate the transactions contemplated herein and to make the initial Capital Contributions under Section 5.1 is subject to fulfillment of all of the following conditions on or prior to the closing date under the Purchase Agreement for each Property:

(a)            Subject to the terms of the Cost Sharing Agreements, Carroll shall deposit in the Company’s bank account or the designated escrow account of Chicago Title Insurance Company (“Title Company”) the aggregate amount of its initial Capital Contribution set forth on Exhibit A hereto;

(b)            The Purchase Agreement for each Property shall have been assigned to the Company (or a Subsidiary of the Company);

(c)            The Cost Sharing Agreement for each Property has been executed and Carroll and its affiliates are in full compliance with the terms thereof;

(d)            The Management Agreement for each Property shall have been executed by the Company (or a Subsidiary of the Company) and Property Manager;

(e)            All of the representations and warranties of Carroll and Property Manager contained in this Agreement and the Collateral Agreements shall be true and correct as of the date hereof;

(f)            The Company (or a Subsidiary of the Company) shall have borrowed (or be concurrently borrowing) the applicable Loan with respect to each Property, as contemplated by the applicable loan documents (the “Loan Documents”); and

(g)            The form of Backstop Agreement shall have been approved by, and executed by, the applicable parties and delivered to Bluerock.

4.2             Carroll Conditions. The obligation of Carroll to consummate the transactions contemplated herein and to make the initial Capital Contributions under Section 5.1 is subject to fulfillment of all of the following conditions on or prior to the closing date under the Purchase Agreement for each Property:

(a)            Subject to the terms of the Cost Sharing Agreement, Bluerock shall deposit into the Company’s bank account or Title Company’s designated escrow account the amount of its aggregate initial Capital Contribution set forth on Exhibit A hereto;

(b)            The Purchase Agreement for each Property shall have been assigned to the Company (or a Subsidiary of the Company);

(c)            The Cost Sharing Agreement for each Property has been executed and Bluerock and its affiliates are in full compliance with the terms thereof;

(d)            The Company (or a Subsidiary of the Company) shall have borrowed (or be concurrently borrowing) the applicable Loan with respect to each Property, contemplated by the Loan Documents;

(e)            The Management Agreement for each Property shall have been executed between the Company (or a Subsidiary of the Company) and Property Manager;

(f)            All of the representations and warranties of Bluerock contained in this Agreement and the Collateral Agreements shall be true and correct as of the date hereof; and

(g)            The form of Backstop Agreement shall have been approved by, and executed by, the applicable parties and delivered to Carroll.

Section 5.            Capital Contributions, Loans, Percentage Interests and Capital Accounts.

5.1             Initial Capital Contributions. Subject to satisfaction of the conditions set forth in Section 4, upon execution of this Agreement, Bluerock and Carroll shall each make an initial Capital Contribution to the Company of cash in an amount equal to the respective amounts set forth in Exhibit A attached hereto; provided, however, any funds advanced by Bluerock or Carroll (or their respective affiliates) pursuant to the terms of the Cost Sharing Agreements shall be credited against the applicable Member’s obligation and provided, further, in the case of Carroll, its initial Capital Contribution to the Company shall be credited with $697,900.00 for the agreed value of certain contractual rights and intangibles contributed to the Company, including the assignment of the purchase agreement to acquire the Property to the Company or its Subsidiary.1 The initial Capital Contribution of the Members to the Company may include amounts for working capital.

5.2            Additional Capital Contributions.

(a)            Additional Capital Contributions may be called for from the Members (i) by either Member if the same is a Protective Capital Call, or (ii) as reasonably determined by the Management Committee, by written notice to the Members from time to time as and to the extent capital is necessary to effect an investment or expenditures for the Property, the Company, or its subsidiary. Except as otherwise agreed by the Members, such additional Capital Contributions shall be in an amount for each Member equal to the product of the amount of the aggregate Capital Contribution called multiplied by each Member’s then current Percentage Interest. Such additional Capital Contributions shall be payable by the Members to the Company upon the earlier of (i) twenty (20) days after written request from the Company, or (ii) the date when the Capital Contribution is required, as set forth in a written request from the Company.

(b)            If a Member (a “Defaulting Member”) fails to make a Capital Contribution that is required as provided in Section 5.2(a) within the time frame required therein (the amount of the failed contribution and related loan shall be the “Default Amount”), the other Member, provided that it has made the Capital Contribution required to be made by it, in addition to any other remedies it may have hereunder or at law, shall have one or more of the following remedies:

1 At closing of the acquisition of the Property, $697,900.00 shall be added to the required equity for closing and each Member shall be responsible for funding its pro-rata share of such amount at the closing as part of its Initial Capital Contribution according to its Percentage Interest; provided, Carroll’s required Initial Capital Contribution shall be net of the credit amount provided in Section 5.1.

(1)           to advance to the Company on behalf of, and as a loan to the Defaulting Member, an amount equal to the Default Amount to be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member (each such loan, a “Default Loan”). The Capital Account of the Defaulting Member shall be credited with the amount of such Default Amount attributable to a Capital Contribution and the aggregate of such amounts shall constitute a debt owed by the Defaulting Member to the non-failing Member. Any Default Loan shall bear interest at the rate of twenty percent (20%) per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Default Loan Rate”), and shall be payable by the Defaulting Member on demand from the non-failing Member and from any Distributions due to the Defaulting Member hereunder. Interest on a Default Loan, to the extent unpaid, shall accrue and compound on a quarterly basis. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty. Any such Default Loans shall be with full recourse to the Defaulting Member and shall be secured by the Defaulting Member’s interest in the Company including, without limitation, such Defaulting Member’s right to Distributions. In furtherance thereof, upon the making of any such Default Loan, the Defaulting Member hereby pledges, assigns and grants a security interest in its Interest to the non-failing Member and agrees to promptly execute such documents and statements reasonably requested by the non-failing Member to further evidence and secure such security interest. Any advance by the non-failing Member on behalf of a Defaulting Member pursuant to this Section 5.2(b)(1) shall be deemed to be a Capital Contribution made by the Defaulting Member except as otherwise expressly provided herein. All Distributions to the Defaulting Member hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Company shall be obligated to pay directly to the non-failing Member, for application to and until all Default Loans have been paid in full, the amount of (x) any Distributions payable to the Defaulting Member, and (y) any proceeds of the sale of the Defaulting Member’s Interest in the Company;

(2)         subject to any applicable thin capitalization limitations on indebtedness of the Company for U.S. federal income tax purposes, to treat the non-failing Member’s portion of such Capital Contribution as a loan to the Company (rather than a Capital Contribution) and to advance to the Company as a loan to the Company an amount equal to the Default Amount, which loan shall be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member and which loan shall bear interest at the Default Loan Rate and be payable on a first priority basis by the Company from available Cash Flow and prior to any Distributions made to any Member. If each Member has loans outstanding to the Company under this provision, such loans shall be payable to each Member in proportion to the outstanding balances of such loans to each Member at the time of payment. Any advance to the Company pursuant to this Section 5.2(b)(2) shall not be treated as a Capital Contribution made by the Defaulting Member;

(3)         to make an additional Capital Contribution to the Company equal to the Default Amount whereupon the Percentage Interests of the Members shall be recalculated to (i) increase the non-defaulting Member’s Percentage Interest by the percentage (“Applicable Adjustment Percentage”) determined by dividing one hundred fifty percent (150%) of the Default Amount by the sum of the Members’ Total Investment (taking into account the actual amount of such additional Capital Contribution) and by increasing its Total Investment solely for purposes of determining the Member’s Percentage Interest, by one and one-half of the amount of the Default Amount, and (ii) to reduce the Defaulting Member’s Percentage Interest by the Applicable Adjustment Percentage and by decreasing its Total Investment solely for purposes of determining the Member’s Percentage Interest by one-half of the amount of the Default Amount; or

(4)            in lieu of the remedies set forth in subparagraphs (1), (2) or (3), revoke its portion of such additional Capital Contribution, whereupon the portion of the Capital Contribution made by the non-failing Member shall be returned within ten (10) days.

(c)            Notwithstanding the foregoing provisions of this Section 5.2, no additional Capital Contributions shall be required from any Member if (i) the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, non-residential lease, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of its properties or assets is or may be bound, (ii) any other Member, the Company or any of its Subsidiaries shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) any other Member, the Company or any of its Subsidiaries shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on such other Member and/or the Company or any of its Subsidiaries and/or could interfere with their ability to perform their obligations hereunder or under any Collateral Agreement, or (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in such Member’s reasonable judgment, prevents such other Member (and/or its Affiliates) from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any Collateral Agreement. If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution on account thereof, then any other Member which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Company.

5.3             Percentage Ownership Interest. The Members shall have the initial percentage ownership interests (as the same are adjusted as provided in this Agreement, a “Percentage Interest”) in the Company set forth on Exhibit A immediately following the Capital Contributions provided for in Section 5.1. The Percentage Interests of the Members in the Company shall be adjusted monthly, and if appropriate to reflect any pending adjustments that have been determined but not yet effected, prior to any request for Additional Capital Contributions pursuant to Section 5.2 or any distributions to Members pursuant to Section 6.1, so that the respective Percentage Interests of the Members at any time shall be in proportion to their respective cumulative Total Investment made (or deemed to be made) pursuant to Sections 5.1 and 5.2, as the same may be further adjusted pursuant to Section 5.2(b)(3). Percentage Interests shall not be adjusted by Distributions made (or deemed made) to a Member.

5.4             Return of Capital Contribution. Except as approved by each of the Members, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as determined under Section 5.6) until the full and complete winding up and liquidation of the business of the Company.

5.5             No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.6             Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Capital Contributions made by such Member, (ii) the amount of Income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Company’s assets on the Company’s books in connection with any contribution of money or other property to the Company pursuant to Section 5.2 by existing Members. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed in the manner set forth in Section 6.1 or Section 13.3(d)(3). No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7             New Members. Upon approval by Bluerock and Carroll, the Company may issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of any Collateral Agreements (including the Backstop Agreement) and this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company. Without the prior written consent of each then-current Member, a new Member may not be admitted to the Company if the Company would, or may, have in the aggregate more than one hundred (100) members. For purposes of determining the number of members under this Section 5.7, a Person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Management Committee, a principal purpose of the use of the flow-through entity is to permit the Company to satisfy the 100-member limitation.

Section 6.            Distributions.

6.1            Distribution of Distributable Funds

(a)            The Management Committee shall calculate and determine the amount of Distributable Funds for each applicable period. Except as provided in Sections 5.2(b), 6.1 or 13.3 or otherwise provided hereunder, Distributable Funds, if any, shall be distributed to the Members, on a monthly basis based on a calendar year, so long as the Loan is outstanding. Thereafter, such distributions shall be made on the 15th day of each month or from time to time as determined by the Management Committee.

(b)            Any Distributions otherwise payable to a Member under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution obligations of such Member under this Agreement and/or any other agreement delivered by such Member to the Company or any other Member but shall be deemed distributed to such Member for purposes of this Agreement.

(c)            Distributable Funds shall be distributed in the following order and priority:

(1)            First, to the Members in proportion to their respective Percentage Interests until each Member shall realize through Distributions and actually receive the Preferred Return; and

(2)            Second, the balance, if any, of such Distributable Funds remaining after the Distributions pursuant to (1) above shall be distributed as follows:

a.	if a Carroll Change Event has occurred, such Distributable Funds shall be distributed to the Members in proportion to their Percentage Interests; and

b.	if a Carroll Change Event has not occurred, such Distributable Funds shall be distributed as follows: (A) first, an amount equal to twenty-five percent (25%) of such Distributable Funds shall be distributed to Carroll and an amount equal to seventy-five percent (75%) of such Distributable Funds shall be distributed to Bluerock until Bluerock shall have actually realized and received through Distributions a fifteen percent (15%) Internal Rate of Return and (B) thereafter, an amount equal to thirty-five percent (35%) of such Distributable Funds shall be distributed to Carroll and an amount equal to sixty-five percent (65%) of such Distributable Funds shall be distributed to Bluerock.

6.2           Distributions in Kind. In the discretion of the Management Committee, Distributable Funds may be distributed to the Members in cash or in kind and Members may be compelled to accept a distribution of any asset in kind even if the percentage of that asset distributed to it exceeds a percentage of that asset that is equal to the percentage in which such Member shares in Distributions from the Company. In the case of all assets to be distributed in kind, the amount of the Distribution shall equal the fair market value of the asset distributed as determined by the Management Committee. In the case of a Distribution of publicly traded property, the fair market value of such property shall be deemed to be the average closing price for such property for the thirty (30) day period immediately prior to the Distribution, or if such property has not yet been publicly traded for thirty (30) days, the average closing price of such property for the period prior to the Distribution in which the property has been publicly traded.

Section 7.            Allocations.

7.1             Allocation of Net Income and Net Losses Other than in Liquidation. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the Distributions that would be made to such Member pursuant to Section 6.1 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 6.1 immediately after such allocation.

7.2            Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(3).

7.3           U.S. Tax Allocations.

(a)            Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 7.

(b)            In accordance with Code Section 704(c) and the Treasury regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with the “traditional method” set forth in Regulations Section 1.704-3(b) unless the Members unanimously agree to another permissible method under such Regulations.

(c)            Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

Section 8.            Books, Records, Tax Matters and Bank Accounts.

8.1            Books and Records. The books and records of account of the Company shall be maintained in accordance with industry standards and shall be based on the Property Manager Reports. The books and records shall be maintained at the Company’s principal office or at a location designated by the Management Committee, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review, investigation, audit and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice. In connection with such review, investigation or audit, such Member (and its representatives and agents) shall have the unfettered right to meet and consult with any and all employees of Property Manager (or any of their respective Affiliates) and to attend meetings and independently meet and consult with any and all third parties having dealings or any other relationship with the Company or any of its Subsidiaries or with Property Manager in respect of the Company or any of its Subsidiaries.

8.2            Reports and Financial Statements.

(a)            Within thirty (30) days of the end of each Fiscal Year, the Manager shall cause each Member to be furnished with two sets of the following additional annual reports computed as of the last day of the Fiscal Year:

(1)           An unaudited balance sheet of the Company;

(2)           An unaudited statement of the Company’s profit and loss; and

(3)           A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year.

(b)           Within fifteen (15) days of the end of each quarter of each Fiscal Year, and provided that any such request was made prior to the end of the quarter, the Property Manager shall cause to be furnished to Bluerock such information as requested by Bluerock as is necessary for any reporting requirements of the SOIFs, BR Growth, or BR Growth II (to the extent any of such affiliates of Bluerock are hereafter a Member or direct or indirect owner of a Member of the Company) and any reporting requirements of any REIT Member (whether a direct or indirect owner) to determine its qualification as a REIT and its compliance with REIT Requirements as shall be reasonably requested by Bluerock. Further, the Property Manager shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates.

(c)            The Members acknowledge that the Property Manager is obligated to perform Property-related accounting and furnish Property-related accounting statements under the terms of each Management Agreement (the “Property Manager Reports”). Manager shall be entitled to rely on the Property Manager Reports with respect to its obligations under this Section 8, and the Members acknowledge that the reports to be furnished shall be based on the Property Manager Reports, without any duty on the part of the Manager to further investigate the completeness, accuracy or adequacy of the Property Manager Reports.

8.3             Tax Matters Member. Bluerock is hereby designated as the “tax matters partner” of the Company and the Subsidiaries, as defined in Section 6231(a)(7) of the Code (the “Tax Matters Member”) and shall prepare or cause to be prepared all income and other tax returns of the Company and its Subsidiaries pursuant to the terms and conditions of Section 8.5. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company and its Subsidiaries under the Code or state tax law shall be timely determined and made by Bluerock after consultation with Carroll. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes. Bluerock agrees to consult with Carroll with respect to any written notice of any material tax elections and any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority. In addition, upon the request of any Member, the Company and each of its Subsidiaries shall make an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Sections 734(b) and 743(b). The Company hereby indemnifies and holds harmless Bluerock from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company and its Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct by Bluerock.

8.4             Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Management Committee or in the applicable Management Agreement and shall be withdrawn on the signature of such Person or Persons as the Management Committee may authorize.

8.5             Tax Returns. Bluerock shall cause to be prepared all income and other tax returns of the Company and its Subsidiaries required by applicable law and shall submit such returns to the Management Committee for its review, comment and approval at least twenty (20) days prior to the due date or extended due date thereof and shall thereafter cause the same to be filed in a timely manner (including extensions). No later than the due date or extended due date, Manager shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

8.6             Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Manager, Bluerock, Carroll or the Property Manager in connection with its obligations under this Section 8 will be reimbursed by the Company to the applicable party. Further, it is expressly understood and agreed that all reasonable expenses of Bluerock, Carroll and their principals and Affiliates associated with the Company or the Property, along with all accounting and administrative expenses for Carroll, shall be reimbursed by the Company, including without limitation, filing fees, tax returns, closing costs, due diligence and travel.

Section 9.            Management and Operations.

9.1             Management.

(a)             The Company shall be managed by Bluerock (“Manager”), who shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company. Manager shall manage the operations and affairs of the Company, subject to the oversight of the Management Committee. To the extent that Bluerock or a Bluerock Transferee Transfers all or a portion of its Interest in accordance with Section 12 to a Bluerock Transferee, such Bluerock Transferee may be appointed as the Manager under this Section 9.1(a) by Bluerock or a Bluerock Transferee then holding all or a portion of an Interest without any further action or authorization by any Member.

(b)            The Management Committee may appoint individuals to act on behalf of the Company with such titles and authority as determined from time to time by the Management Committee.

(c)             Notwithstanding the foregoing, all Major Decisions shall require the consent of both Members.

9.2             Management Committee.

(a)             Bluerock and Carroll hereby establish a management committee (the “Management Committee”). The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Member that appointed him or her (the “Representatives”) as follows: (i) Bluerock shall be entitled to designate two (2) Representatives to represent Bluerock; and (ii) Carroll shall be entitled to designate two (2) Representatives to represent Carroll. The initial members of the Management Committee are set forth on Exhibit A. Bluerock and Carroll each represents, warrants and covenants that the Representatives designated by them on Exhibit A have, and shall at all times have, the full power and authority to make decisions and vote as a member of the Management Committee, and that such Representatives’ votes as members of the Management Committee will be binding on each of them and any transferee of all or a portion of their Interest; unless and until such time as Bluerock or Carroll or their transferee notifies the other Member of a change in a Representative, after which time this sentence shall apply only with respect to the replacement Representative.

(b)            Each member of the Management Committee shall hold office until death, resignation or removal at the pleasure of the Member that appointed him or her. If a vacancy occurs on the Management Committee, the Person with the right to appoint and remove such vacating Representative shall appoint his or her successor. A Member shall lose its right to have Representatives on the Management Committee, and its Representatives on the Management Committee shall be deemed to be automatically removed, as of the date on which such Member ceases to be a Member or as otherwise provided in this Agreement. If Bluerock or a Bluerock Transferee Transfers all or a portion of its Interest to a Bluerock Transferee pursuant to Section 12.2, such Bluerock Transferee shall automatically, and without any further action or authorization by any Member, succeed to the rights and powers of Bluerock under this Section 9 as may be agreed to between Bluerock or the Bluerock Transferee which is transferring the Interest, on the one hand, and the Bluerock Transferee to which the Interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that Bluerock was theretofore entitled to appoint pursuant to Section 9.2(a).

(c)            The Management Committee shall meet once every quarter (unless waived by mutual agreement of the Members) and at such other times as may be necessary for the conduct of the Company’s business on at least five (5) days prior written notice of the time and place of such meeting given by any Representative. Notice of regular meetings of the Management Committee is not required. Representatives may waive in writing the requirements for notice before, at or after a special meeting, and attendance at such a meeting without objection by a Representative shall be deemed a waiver of such notice requirement.

(d)            The Management Committee shall have the right, but not the obligation, to elect one of the Representatives or another person to serve as Secretary of the Management Committee. Such person shall hold office until his or her death, resignation or removal by a vote of the Management Committee. The Secretary or a person designated by him or her shall take written minutes of the proceedings of the meetings of the Management Committee, and such minutes shall be filed with the records of the Company.

(e)            The only Representatives required to constitute a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by Bluerock and one (1) Representative appointed by Carroll; provided, however, that if Carroll has not appointed at least one (1) Representative to the Management Committee at the time of such meeting (for example, if each Carroll Representative has been removed and not replaced), then a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by Bluerock. Each of the two (2) Representatives appointed by Bluerock shall be entitled to cast two (2) votes on any matter that comes before the Management Committee and each of the Representatives appointed by Carroll shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter shall require the affirmative vote (including votes cast by proxy) of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee.

(f)            Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 9 shall constitute presence in person at such meeting.

(g)            Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Representatives having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted. All consents shall be filed with the minutes of the proceedings of the Management Committee.

(h)            Except as otherwise expressly provided in this Agreement, none of the Members or their Representatives (in their capacities as members of the Management Committee) only, shall have any duties or liabilities to the Company or any other Member (including any fiduciary duties), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this Section 9.2(h) shall not eliminate or limit the liability of such Representatives or the Members (A) for acts or omissions that involve fraud, intentional misconduct or a knowing and culpable violation of law, or (B) for any transaction not permitted or authorized under or pursuant to this Agreement from which such Representative or Member derived a personal benefit unless the Management Committee has approved in writing such transaction in accordance with this Agreement; provided, further, however, that the duty of care of each of such Representatives and the Members is to not act with fraud, intentional misconduct or a knowing and culpable violation of law. Except as provided in this Agreement, whenever in this Agreement a Representative of a Member and/or a Member is permitted or required to make a decision affecting or involving the Company, any Member or any other Person, such Representative and/or such Member shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member.

9.3            Annual Business Plan.

(a)            The initial Annual Business Plan for the balance of calendar year 2015 with respect to each Property is attached hereto as Exhibit D and is incorporated herein for all intents and purposes under this Agreement (the “Initial Business Plan”).

(b)            For Annual Business Plans for calendar years 2016 and 2017, respectively, Property Manager shall prepare the Annual Business Plan for the operation of each Property for the applicable Owner’s review and approval, no later than October 31 of the immediately preceding year for the 2016 calendar year Annual Business Plan and October 15 of the immediately preceding year for the 2017 calendar year (and any subsequent) Annual Business Plan. If final approval of an Annual Business Plan by an Owner has not been given by the beginning of the year to which such proposed Annual Business Plan relates, Property Manager shall operate the applicable Property on the basis of the previous year’s approved Annual Business Plan adjusted by (i) assuming that the revenue from the applicable Property will increase to 103% of the revenues collected in the prior year, (ii) assuming that the Controllable Expenses will increase to 103% of the amount of the actual Controllable Expenses incurred in the prior year, (iii) increasing all Uncontrollable Expenses by any anticipated or known increases in such Uncontrollable Expenses, and (iv) including any Emergency Expenditure. Notwithstanding the foregoing to the contrary, if, prior to the commencement of calendar year 2016, the parties have not agreed on the budget for capital expenditures at the applicable Property in the Annual Business Plan for calendar year 2016, there shall be no changes in budgeted capital expenditures for calendar year 2016; provided, however, that any incomplete capital projects commenced in calendar year 2015 and contemplated in the Initial Business Plan shall be funded as provided in the Initial Business Plan until such capital projects are completed.

(c)            If Property Manager and the applicable Owner agreed to an Annual Business Plan for calendar year 2017 in accordance with subsection (b) above, then the applicable Annual Business Plan for calendar year 2018 shall also be determined in accordance with the applicable provisions of subsection (b) above. If, however, Property Manager and the applicable Owner were unable to agree to an Annual Business Plan for calendar year 2017, then such Owner may establish the applicable Annual Business Plan for calendar year 2018, without Property Manager’s consent.

(d)            For Annual Business Plans for calendar years 2019 and all subsequent calendar years, if applicable, Property Manager shall have the right to prepare and propose an Annual Business Plan for such calendar year on or prior to October 15 of the immediately preceding year (without obligation to do so), and the applicable Owner may, regardless of the information contained in Property Manager’s proposal, establish the applicable Annual Business Plan for the applicable calendar year, without Property Manager’s consent.

(e)            Property Manager and the Company, on behalf of each Owner, each acknowledge and agree that, in establishing the Annual Business Plans in accordance with this Section 9.3, each shall be obligated to act reasonably and in good faith, taking into account past performance of the Property, leasing trends and competitive properties within the market where the applicable Property is located, the age of the applicable Property and the units at the time such Annual Business Plan is established, and such other factors as reasonably prudent owners and managers of multifamily assets substantially similar to the applicable Property would take into account in order to maximize revenue therefrom.

(f)            No Material Deviations (as defined herein) from any item in an Annual Business Plan approved in accordance with the terms herein shall be made by Property Manager without the prior approval of the Management Committee, to the extent required hereunder. The Property Manager shall provide quarterly updates to each Annual Business Plan, solely for informational purposes. Each Annual Business Plan shall include the information set forth in Exhibit B. The Company, for itself and on behalf of each Owner, will consider a proposed Annual Business Plan in accordance with the terms hereof and will consult with Property Manager prior to the commencement of the forthcoming calendar year in order to agree on an Annual Business Plan for such calendar year. In no event shall the Company, acting on behalf of an Owner, have the right to modify any Annual Business Plan to reduce the Property Management Fee or Reimbursable Expenses otherwise due. In no event shall Property Manager be deemed in default under any Management Agreement if such changes by the Company, acting on behalf of each Owner, to an Annual Business Plan cause Property Manager to have insufficient funds to perform its obligations thereunder. Property Manager agrees to use commercially reasonable efforts to ensure that the actual costs of maintaining and operating each Property shall not exceed the amount reasonably necessary and, in any event, will not exceed the applicable Annual Business Plan either in total amount or in any one accounting category. Notwithstanding anything to the contrary, Property Manager shall secure the Company’s, on behalf of the applicable Owner, prior written approval for any expenditure that will result in an excess of the annual budgeted amount set forth in the Annual Business Plan in any one accounting category the lesser of ten percent (10%) or $10,000 or $25,000 in the aggregate for all categories (a “Material Deviation”). Property Manager shall promptly advise and inform the Company, acting on behalf of the applicable Owner, of any transaction, notice, event or proposal directly relating to the management and operation of the Property which does or is likely to significantly affect, either adversely or favorably, the applicable Property, other assets of the applicable Owner or cause a Material Deviation from the applicable Annual Business Plan. Nothing contained herein shall in any way diminish the obligations or duties of Property Manager hereunder.

(g)            Notwithstanding the terms of Section 9.3(a) through Section 9.3(f) above, (i) any Annual Business Plan may, at any time, be amended upon unanimous approval by the Members, and (ii) failure on the part of the Members to agree on any such Annual Business Plan (or any amendment thereto) shall not constitute the failure to obtain agreement on a Major Decision and shall not entitle either Member to exercise the rights under Section 15 applicable to a failure to obtain agreement on Major Decisions.

(h)            For all purposes of this Section 9.3, decisions on behalf of each Owner shall be made by the Management Committee.

9.4             Implementation of Plan by Property Manager. Property Manager shall, subject to the limitations contained herein, the availability of operating revenues and other cash flow and any other matters outside of the reasonable control of Property Manager, implement and shall not vary or modify the then applicable Annual Business Plan without the prior written approval of the Management Committee. Property Manager shall promptly advise and inform the Management Committee of any transaction, notice, event or proposal directly relating to the management and operation of either Property, other assets of the Company or the Company or any Subsidiary of the Company which does or is likely to significantly affect, either adversely or favorably, such Property, other assets of the Company or the Company or such Subsidiary or cause a significant deviation from the applicable Annual Business Plan. Nothing contained herein shall in any way diminish the obligations or duties of Property Manager hereunder.

9.5             Affiliate Transactions. No agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been approved in writing by all Members. Without limiting the foregoing, any such agreement shall be on arm’s length terms and conditions, be terminable on fifteen (15) days’ notice without penalty and the terms and conditions of such agreement shall be disclosed to all Representatives prior to the execution and delivery thereof. Further, the written approval of Bluerock shall be required prior to the use of the name “Bluerock” in connection with any matter or transaction.

9.6            Other Activities.

(a)            Right to Participation in Other Member Ventures. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

(b)            Limitation on Actions of Members; Binding Authority. No Member shall, without the prior written consent of the other Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member or Manager of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement.

9.7            Management Agreement.

(a)            Independent Contractor. CMG, as Property Manager, has agreed to provide management services to the Company (or a Subsidiary of the Company) with respect to each Property on the terms set forth in the Management Agreements; and it is agreed that Property Manager shall provide such management services to the Company (or a Subsidiary of the Company) as an independent contractor.

(b)            Management and Oversight Fees. The Company (or a Subsidiary of the Company) has entered into each Management Agreement with Property Manager (which Management Agreement shall be updated and supplemented from time to time) pursuant to which Property Manager will provide the management services described therein to the Company (or a Subsidiary of the Company). Pursuant to each Management Agreement and subject to the terms of the Loan Documents, Property Manager will be entitled to receive a net property management fee equal to 3.00% of Gross Receipts (as defined in each Management Agreement) (the “Property Management Fee”). CMG, as Property Manager, shall also be entitled to a construction management fee of five percent (5.0%) of the rehabilitation and renovation expenses for each Property, as set forth in the applicable Annual Business Plan. If CMG has been terminated as the Property Manager for Cause with respect to either Property, then Bluerock will be entitled to retain a new Property Manager and receive an oversight fee equal to 1.0% of the Gross Receipts (the “Oversight Fee”). It is understood that if CMG is terminated as the Property Manager without Cause, Bluerock shall not be entitled to the Oversight Fee, unless Bluerock purchases the Interest of Carroll pursuant to Section 15 or otherwise by agreement of the parties. The foregoing shall not be deemed to imply that Bluerock will have any unilateral right to purchase the Interest of Carroll solely on account of the termination of CMG as Property Manager.

(c)            Termination of Management Agreements.

(1)            Each Management Agreement shall be terminable as provided under its terms and conditions by the Company or Bluerock or, as long as the Property Manager is CMG, by Property Manager.

(2)           Notwithstanding anything to the contrary in this Section 9.7(c), no termination of a Management Agreement or buyout of the other party’s Interest in the Company shall be permitted unless permitted or approved under any applicable Collateral Agreement or under the Loan Documents.

(d)          Delegation. Any delegation of the responsibilities of Property Manager or the subcontracting for such services will be subject to the prior written consent of the Management Committee. Separate agreements may also be entered into with Carroll, Bluerock, their respective Affiliates, or with third parties for certain services to be provided to the Company (or a Subsidiary of the Company), including leasing, construction management, property management, asset management, technology services, etc. Such arrangements shall be at market rates, and shall be entered into only with the prior written approval of the Management Committee, consistent with an approved budget and business plan for each asset. Unless otherwise agreed, all such contracts will be payable on a monthly basis and will be terminable upon thirty (30) days’ notice for any reason or no reason.

9.8          Operation in Accordance with REOC/REIT Requirements.

(a)            The Members acknowledge that Bluerock or one or more of its Affiliates (a “BR Affiliate”) intends or may intend to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall in such case be operated in a manner that will enable Bluerock and such BR Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not take, or refrain from taking, any action that Bluerock notifies the Company would result in Bluerock or a BR Affiliate from failing to qualify as a REOC. The Members acknowledge and agree that Bluerock may assign any or all of its rights or powers under this Agreement as Manager, to designate committee representatives, to provide consents and approvals, or any other rights or powers to one or more of its BR Affiliates as it deems appropriate, and the exercise of any such rights or powers by a BR Affiliate shall have full force and effect under this Agreement without the need for any further consent or approval. Except as disclosed to Bluerock, Carroll (a) shall not fund any Capital Contribution "with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any reasonable requirements specified by Bluerock in order to ensure compliance with this Section 9.8.

(b)            Except for the Property, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Manager in writing. No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI.

(c)         The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

(i)          Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

(ii)         Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

(iii)        Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

(iv)        Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

(v)         Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the applicable Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the applicable Property’s tenants);

(vi)        Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

(vii)       Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

(viii)      Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; or

(ix)         Failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year; provided, however, any such cash distributions shall be made in accordance with the priorities set forth in Section 6.1(c).

Notwithstanding the foregoing provisions of this Section 9.8(c), the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 9.8(c). For purposes of this Section 9.8(c), “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 9.8(c)(i) through (c)(ix) as well as any action of which the Company receives notice from Bluerock or a REIT Member that such action would result in a REIT Member losing its REIT status under IRC Section 856 or would cause such REIT Member to be subject to any punitive taxation pursuant to IRC Section 857(b)(6). The Loan or any loan contemplated by Section 5.2(b) shall not be considered a REIT Prohibited Transaction.

9.9            FCPA.

(a)            In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

(b)            The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(c)            Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

Section 10.         Confidentiality.

10.1         Any information relating to a Member’s business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as “Confidential Information”. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be Confidential Information at the time of delivery to the receiving Member. All such Confidential Information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information is or hereafter becomes public, other than by breach of this Agreement; was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member; or has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information; provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of Carroll or Bluerock, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member’s respective attorneys or accountants or other representatives.

10.2         The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10.2.

10.3         Without limiting any of the other terms and provisions of this Agreement (including, without limitation, Section 9.6), to the extent a Member (the “Pursuer”) provides the other Member with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company, the other Member receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer so long as the Pursuer is actively pursuing such opportunity on behalf of the Company and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer.

Section 11.         Representations and Warranties.

11.1         In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2. Such representations and warranties shall survive the execution of this Agreement.

11.2         Representations and Warranties. Each Member hereby represents and warrants that:

(a)            Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)            No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)            Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)            Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)            Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)            Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)            Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)            Securities Matters.

(1)            None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(2)            Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(3)            Such Member is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(4)            Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(5)            Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(6)            Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(7)            Such Member has significant prior investment experience, including investment in non-listed and non-registered securities. Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(8)            Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12.           Sale, Assignment, Transfer or other Disposition.

12.1         Prohibited Transfers. Except as otherwise provided in this Section 12, Sections 5.2(b), 15.1 and 15.2, or as approved by the Management Committee, no Member shall Transfer all or any part of its Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Interest (and such Transfer) shall be null and void and of no effect. Notwithstanding the foregoing, either Member shall have the right, with the consent of the other Member, at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its Interest in the Company for such purposes as it deems necessary in the ordinary course of its business and operations.

12.2         Affiliate Transfers.

(a)            Subject to the provisions of Section 12.2(b) hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interest. If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under any Collateral Agreement.

(b)            Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.2(a):

(1)           Any Transfer by Carroll of up to one hundred percent (100%) of its Interest to any Affiliate of Carroll Parent (a “Carroll Transferee”), it being expressly understood and agreed that transfers of ownership interests in Carroll shall not be prohibited as long as at least one of the Key Individuals (collectively or individually) remains actively involved in the operation and management of Carroll (to the extent that it continues to hold, or control, any interest in the Company), Carroll Parent and any Carroll Transferee; and

(2)           Any Transfer by Bluerock or a Bluerock Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bluerock, including but not limited to (A) BR Growth or any Person that is directly or indirectly owned by BR Growth; (B) BR SOIF II or any Person that is directly or indirectly owned by BR SOIF II; (C) BR SOIF III or any Person that is directly or indirectly owned by BR SOIF III; (D) BR REIT or any Person that is directly or indirectly owned by BR REIT; or (E) BR Growth II, or any Person that is directly or indirectly owned by BR Growth II (collectively, a “Bluerock Transferee”);

provided however, as to subparagraphs (b)(1) and (b)(2), and as to subparagraph (a), no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of the Loan Documents or any applicable Collateral Agreement with third party lenders.

(c)            Upon the execution by any such Carroll Transferee or Bluerock Transferee of such documents necessary to admit such party into the Company and to cause the Carroll Transferee or Bluerock Transferee (as applicable) to become bound by this Agreement, the Carroll Transferee or Bluerock Transferee (as applicable) shall become a Member, without any further action or authorization by any Member.

(d)            The Transfer of any interest in Manager and any transferee of an interest in Manager shall be recognized and permitted under this Agreement and by the Members, without any further action or authorization by any Member.

12.3         Admission of Transferee; Partial Transfers. Notwithstanding anything in this Section 12 to the contrary and except as provided in Section 5.2(b), no Transfer of Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 12.3:

(a)            If a Member Transfers all or any portion of its Interest in the Company, such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the remaining Members as may be required by applicable law or otherwise advisable; and

(b)            Notwithstanding the foregoing, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Management Committee determines in its sole discretion that:

(1)           the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(2)           the Transfer would result in a termination of the Company under Code Section 708(b); provided, however, that any such determination under this Section 12.3(b)(2) shall require the reasonable determination and approval of at least one (1) Representative appointed by Carroll.

(3)            as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(4)            if as a result of such Transfer the aggregate value of Interests held by “benefit plan investors” including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(5)            as a result of such Transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 12.3(b)(5), a Person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Management Committee, a principal purpose of the use of the flow-through entity is to permit the Company to satisfy the 100-member limitation; or

(6)            the transferor failed to comply with the provisions of Sections 12.2(a) or (b).

The Management Committee may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4           Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

Section 13.           Dissolution.

13.1          Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2          Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(a)            the expiration of the specific term set forth in Section 2.5;

(b)            at any time at the election of all of the Members in writing;

(c)            at any time there are no Members (unless otherwise continued in accordance with the Act);

(d)            the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

(e)            the Purchase Agreements have not been closed by October 31, 2015.

13.3         Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)            The Management Committee shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)            The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Management Committee as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)            Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such fair market value of the asset.

(d)            The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(1)             to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for Distributions;

(2)             to the satisfaction of loans made pursuant to Section 5.2(b) in proportion to the outstanding balances of such loans at the time of payment;

(3)             the balance, if any, to the Members in accordance with Section 6.1.

13.4          Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14.           Indemnification.

14.1          Exculpation of Members. No Member, Manager, Representative or officer of the Company shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member, Manager, Representative or officer or the willful breach of any obligation under this Agreement.

14.2          Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, the Manager, the Representatives, the officers and each of their respective agents, officers, directors, members, managers, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any so called “bad boy” guaranties or similar agreements which provide for recourse as a result of failure to comply with covenants, willful misconduct or gross negligence), (ii) their status as Members, Managers, Representatives, employees or officers of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member, manager or employee of the Company or any of its Subsidiaries), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party. For the purposes of this Section 14.2, officers, directors, members, managers, employees and other representatives of Affiliates of a Member who are functioning as representatives of such Member in connection with this Agreement shall be considered representatives of such Member for the purposes of this Section 14. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

14.3          Indemnification by Members for Misconduct.

(a)             Carroll hereby indemnifies, defends and holds harmless the Company, Bluerock, each Bluerock Transferee and each of their subsidiaries and their agents, officers, directors, members, managers, partners, shareholders and employees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Carroll, the Key Individual, any entity controlled directly or indirectly by the Key Individual that directly or indirectly controls Carroll, or any Representative appointed by Carroll.

(b)             Bluerock hereby indemnifies, defends and holds harmless the Company, Carroll, each Carroll Transferee and each of their subsidiaries and their agents, officers, directors, members, managers, partners, shareholders and employees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Bluerock or any entity controlled directly or indirectly by Bluerock, or any Representative appointed by Bluerock.

14.4          General Indemnification by the Members.

(a)            Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their agents, officers, directors, members, managers, partners, shareholders and employees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party or its Affiliates, whether in this Agreement or in any other agreement with respect to the conveyance, assignment, contribution or other transfer of the Property (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company (collectively, the “Inducement Agreements”).

(b)            Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 14.4 shall be limited to such Indemnifying Party’s Interest in the Company; provided, however, that recourse against either Member under its indemnity obligations under this Agreement or otherwise shall be further limited to an aggregate amount equal to the value of such Member’s Interest as determined by and being limited to the then current liquidation value of such Member’s Interest assuming the Company were liquidated in an orderly fashion and all net proceeds thereof were distributed in accordance with Section 6.

(c)            The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 14 shall survive termination of this Agreement.

Section 15.         Sale Rights.

15.1         Push / Pull Rights.

(a)            Availability of Rights. If, at any time following the second anniversary of the date that the Property is initially acquired, the Members are unable to agree on a Major Decision and such failure to agree has continued for fifteen (15) days after written notice from one Member to the other Member indicating an intention to exercise rights under this Section 15.1, either Member may exercise its right to initiate the provisions of this Section 15.1.

(b)            Exercise. The Member wishing to exercise its rights pursuant to this Section 15.1 (the “Offeror”) shall do so by giving notice to the other Member (the “Offeree”) setting forth a statement of intent to invoke its rights under this Section 15.1, stating therein the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the assets of the Company as of the Closing Date (as defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous twelve-month period relating to the financing, disposition or leasing of any Company property (including proposals for the formation of a new entity for the ownership and operation of the Property).

(c)            Offeree Response. After receipt of such notice, the Offeree shall elect to either (i) sell its entire Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Members in satisfaction of their Interests pursuant to Section 13.3, or (ii) purchase the entire Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3. The Offeree shall have thirty (30) days from the giving of the Offeror’s notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect to acquire the Offeror’s Interest within such time period, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above.

(d)            Earnest Money. Within five (5) business days after an election has been made or deemed made under Section 15.1(c), the acquiring Member shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of two percent (2%) of the amount the selling Member is entitled to receive for its Interest under this Section 15.1, which amount shall be applied to the purchase price at closing. If the acquiring Member should thereafter fail to consummate the transaction for any reason other than a default by the selling Member or a refusal by any lender of the Company (or any Subsidiary of the Company) who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Member, free of all claims of the acquiring Member, as liquidated damages and constituting the sole and exclusive remedy available to the selling Member because of a default by the acquiring Member or (B) the selling Member may, by delivering to the acquiring Member written notice thereof, elect to buy the acquiring Member’s entire Interest for an amount equal to the amount the acquiring Member would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3, in which case, the Closing Date therefor shall be the date specified in the selling Member’s notice, and (ii) if the acquiring Member was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Member to buy the selling Member’s Interest shall be twenty percent (20%) of the amount the selling Member is entitled to receive for its Interest in connection with such future election.

(e)            Closing. The closing of an acquisition pursuant to this Section 15.1 shall be held on a mutually acceptable date (the “Closing Date”) not later than sixty (60) days (or, if the Offeree is the acquiring Member, ninety (90) days) after an election has been made or deemed made under Section 15.1(c). At such closing, the following shall occur:

(1)            The selling Member shall assign to the acquiring Member or its designee the selling Member’s Interest in accordance with the instructions of the acquiring Member, and shall execute and deliver to the acquiring Member all documents which may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

(2)            The acquiring Member shall pay to the selling Member the consideration therefor in cash.

(f)            Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Members set forth in this Section 15.1 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (ii) the uniqueness of the Company’s business and the Members’ relationships. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.

15.2         Forced Sale Rights.

(a)            Offers. If, at any time following the second anniversary of the date that the Property is initially acquired, either Member (i) desires to offer the Property or any portion thereof for sale on specified terms, or (ii) receives from an unaffiliated purchaser a bona fide written cash offer (i.e., not seller financed) for the purchase of the Property or any portion thereof at a price in excess of the then-pending balance due under the applicable Loan and otherwise on terms that such Member desires for the Company, or any Subsidiary that owns the applicable portion of the Property (individually or collectively, the “Ownership Entity”) to accept (such specified terms or bona fide offer being herein called an “Offer”), then the Member desiring to make or accept the Offer (the “Initiating Member”) shall provide written notice of the terms of such Offer (each, a “Sale Notice”) to the other Member (the “Non-Initiating Member”).

(b)            Response. The Non-Initiating Member shall have thirty (30) days from the date of the applicable Sale Notice (the “Response Period”) to provide written notice to the Initiating Member of whether the applicable Ownership Entity should make or accept the applicable Offer; the failure to timely deliver such notice shall be deemed to constitute an election to accept the applicable Offer and sell such Property on the terms of the applicable Offer.

(c)            Offer Unacceptable.

(1)            If the Non-Initiating Member does not wish for the Company, or the applicable Ownership Entity, to make or accept the applicable Offer, the Initiating Member may elect to sell its Interest to the Non-Initiating Member, in which case the Non-Initiating Member must purchase the Initiating Member’s Interest in the applicable Property for an amount equal to the amount that would be distributable to the Initiating Member if the Company had accepted the applicable Offer, closed the sale pursuant to such Offer and, if applicable, wound up its affairs pursuant to Section 13.

(2)            For purposes of the foregoing calculations, the purchase price for a sale shall be reduced by Imputed Closing Costs therefor. The Initiating Member must exercise this option, if at all, by delivering written notice thereof to the Non-Initiating Member within twenty (20) days after the end of the applicable Response Period. The Non-Initiating Member shall pay the Company cash for each Ownership Entity or the Initiating Member cash for its Interest, as the case may be. Closing shall take place on or before the date specified in the applicable Sale Notice, but if the Non-Initiating Member is purchasing the Initiating Member’s Interest or one or more Ownership Entities, the Non-Initiating Member shall have until 120 days after the Sale Notice in which to close. If the Initiating Member or the Non-Initiating Member defaults at closing, the non-defaulting party shall have the right to bring suit for damages, for specific performance, or exercise any other remedy available at law or in equity. Upon payment at closing, the Initiating Member shall execute and deliver all documents reasonably required to transfer the interest being sold.

(d)            Offer Acceptable. If the Non-Initiating Member consents (or is deemed to have consented) to the Company or the applicable Ownership Entities selling the applicable portion of the Property on the terms of an Offer, then the Initiating Member shall be allowed to sell the applicable portion of the Property for cash on the terms of the applicable Offer for a period of up to one hundred eighty (180) days following the expiration of the applicable Response Period. If the Initiating Member obtains a bona fide third party contract to sell all or any portion of the Property on the terms of the applicable Offer within such one hundred eighty (180) day period, the Initiating Member shall have an additional period of ninety (90) days after the date of such contract (that is, not to exceed 270 days after the expiration of the applicable Response Period) in which to consummate the sale. If after having received the consent (or deemed consent) of the Non-Initiating Member to the sale of such portion of the Property on the terms of the applicable Offer, the Initiating Member is unable to obtain a bona fide contract within such one hundred eighty (180) day period, or if after having obtained such bona fide contract, the Initiating Member is unable to consummate such sale within 270 days after the expiration of the applicable Response Period, then the Initiating Member must again submit an Offer to the Non-Initiating Member under the terms of this Section 15.2 before it may sell such portion of the Property.

Section 16.         Miscellaneous.

16.1          Notices.

(a)            All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via facsimile (provided such facsimile is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to Bluerock:

c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attention: James G. Babb, III

Facsimile No. (646) 278-4220

with copies to:

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue, 9th Floor

New York, New York 10022

Attention: Michael Konig, Esq.

Facsimile No. (646) 278-4220

and

Kaplan, Voekler, Cunningham & Frank, PLC

1401 East Cary Street

Richmond, VA 23223

Attention: S. Edward Flanagan, Esq.

Facsimile No. (804) 823-4099

If to Carroll:

c/o Carroll Organization, LLC
3340 Peachtree Road, Suite 1620
Atlanta, Georgia 30326
Attention: M. Patrick Carroll

Facsimile No. (404) 523-9372

With a copy to:

Morris, Manning & Martin LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attention: Corey B. May, Esq.
Facsimile: (404) 365-9532

(b)            Each such notice shall be deemed delivered (i) on the date delivered if by hand delivery or overnight courier service or facsimile, and (ii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery).

(c)            By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

16.2         Governing Law; Forum. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to its conflicts of law provisions. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall only be brought or otherwise commenced in any state or federal court located in the State of New York. Each of the parties hereto:

(a)            Expressly and irrevocably consents and submits to the exclusive personal jurisdiction of and venue in each state and federal court located in the State of New York (and each appellate court located in the State of New York), in connection with any such legal proceeding;

(b)            Agrees that each state and federal court located in the State of New York shall be deemed to be a convenient forum; and

(c)            Agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of New York, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue for such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

16.3         Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

16.4         Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

16.5         Captions Not Part of Agreement. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

16.6         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

16.7         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.8         Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof. In the event of any conflict between this Agreement and such other written agreements, the terms and provisions of this Agreement shall govern and control. No amendment or waiver by a party shall be enforceable against that party unless it is in writing and duly executed by such party.

16.9         Further Assurances. Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

16.10         No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member.

16.11         Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

16.12         Limitation on Liability. Except as set forth in Section 14 and with respect to a Default Loan as set forth in Section 5.2(b), the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5. Except as set forth in Section 14.3 and with respect to a Default Loan as set forth in Section 5.2(b), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 13.3(d) hereof. Except as set forth in Section 14.3 and with respect to a Default Loan as set forth in Section 5.2(b), any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, manager, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

16.13         Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs incurred in connection therewith.

16.14         No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

16.15         Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of Bluerock and Carroll as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Members. Any change in the name of any portion of the Property must be approved by the Management Committee.

16.16         Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (a) it is not currently making a market in Interests in the Company and will not in the future make such a market and (b) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section 16.16 and to assign such Interest only to such Persons who agree to be similarly bound.

16.17         Uniform Commercial Code. The interest of each Member in the Company shall be an “uncertificated security” governed by Article 8 of the Delaware UCC and the UCC as enacted in the State of New York (the “New York UCC”), including, without limitation, (i) for purposes of the definition of a “security” thereunder, the interest of each Member in the Company shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of an “uncertificated security” thereunder.

16.18         Public Announcements. Neither Carroll nor any of its Affiliates shall, without the prior approval of Bluerock, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as Carroll or such Affiliate has used reasonable efforts to obtain the approval of Bluerock prior to issuing such press release or making such public disclosure.

16.19         No Construction Against Drafter. This Agreement has been negotiated and prepared by Bluerock and Carroll and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 17.         Insurance. During the Term, Property Manager, pursuant to the terms of each Management Agreement, shall procure and maintain insurance as is determined to be appropriate by the Management Committee (in form and with endorsements, waivers and deductibles and with insurance companies, designated or approved by Bluerock) naming the Company (and the Subsidiary owning the Property), Bluerock and Carroll as insureds thereunder.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, this Agreement is executed by the Members, effective as of the date first set forth above.

BR DFW PORTFOLIO JV MEMBER, LLC,
a Delaware limited liability company

By:	BRG DFW Portfolio, LLC, a Delaware limited liability company, its manager

	By:	Bluerock Residential Holdings, L.P.,
a Delaware limited partnership, its sole member

		By:	Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

			By:	/s/ Michael Konig
			Name:	Michael Konig
			Title:	Authorized Signatory

CARROLL CO-INVEST III DFW PORTFOLIO, LLC,
a Georgia limited liability company

By:	Carrroll Multi-Family Real Estate Fund III, LP,
a Delaware limited partnership, it manager

	By:	MPC Property Holdings III, LLC,
a Georgia limited liability company, its general partner

		By:	MPC Partnership Holdings LLC,
a Georgia limited liability company, its sole member

			By:	P. Carroll Capitol Partners, LLC,
a Georgia limited liability company, its managing member

By:	HUP Investment Company, LLC,
a Georgia limited liability company, its sole member

	By:	/s/ M. Patrick Carroll
	Name:	M. Patrick Caroll
	Its:	Sole Member

For purposes of Sections 8.2(b), 9.3, 9.4, 9.7 and 17 only, and only for the term Carroll Management Group, LLC is Property Manager under the Management Agreement.

CARROLL MANAGEMENT GROUP, LLC

By:	/s/ Josh Champion
Name:	Josh Champion
Title:	President

EXHIBIT A

Initial Capital Contributions and Percentage Interests

Member Name	Capital Contributions		Percentage Interest

BR DFW Portfolio JV Member, LLC	$32,916,810.77		95%

Carroll Co-Invest III DFW Portfolio, LLC	$1,732,463.73	**	5%

**Made up of $931,513.76 (including $386,848 in intangible) allocable to the Phillips Creek Ranch Property and $800,949.97 (including $311,052.00 in intangible) allocable to the Keller Crossing Property

Management Committee Representatives

Bluerock:

James G. Babb, III

Jordan B. Ruddy

Carroll:

Patrick Carroll

Joshua Champion

EXHIBIT B

Annual Business Plan Information

1.	a narrative description of any acquisitions or sales that are planned and any other activities proposed to be undertaken;

2.	a projected annual income statement (accrual basis) on a quarter-by-quarter basis;

3.	a projected balance sheet as of the end of the next Fiscal Year;

4.	a schedule of projected operating cash flow (including itemized operating revenues, project costs and project expenses) for such Fiscal Year on a quarter-by-quarter basis, including a schedule of projected operating deficits, if any;

5.	a marketing plan indicating the portions of the Property that Property Manager recommends be made available for sale or lease and the proposed terms and conditions relating thereto;

6.	a detailed budget reflecting on a line by line basis all projected operating expenses and any proposed construction and capital expenditures for the Property, including projected dates for commencement and completion of the foregoing;

7.	a description of the proposed investment of any funds of the Company which are (or are expected to become) available for investment;

8.	a description, including the identity of the recipient (if known) and the amount and purpose, of all fees and other payments proposed, expected or projected to be paid for professional services and, if a fee or payment exceeds $25,000, for other services rendered to or on behalf of the Company by third parties;

9.	a projection of the amount of any anticipated additional Capital Contributions which may be called for pursuant to Section 5.2(a) and the purposes for which such additional Capital Contributions may be used; and

10.	such other information requested from time to time by any Member.

EXHIBIT C

Management Agreement

Exhibit D

Initial Annual Business Plan**

** In lieu of the 2015 stub, attached hereto is the 14 month business plan, which shall be considered the Initial Business Plan and the agreed to 2016 Annual Business Plan, respectively, as allocated.